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FOR IMMEDIATE RELEASE                 For further information, call:
                                      Denis McGlynn, President and
March 27, 1998                        Chief Executive Officer
                                      Dover Downs Entertainment, Inc.
                                      (302) 674-4600, ext. 200

                                      Christopher R. Pook, Chairman and
                                      Chief Executive Officer
                                      Grand Prix Association of Long Beach, Inc.
                                      (562) 490-4521

                      DOVER DOWNS ENTERTAINMENT, INC. AND
                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
                           EXECUTE MERGER AGREEMENT
                           ------------------------

Dover Downs Entertainment, Inc. (NYSE: DVD; herein "Dover") and Grand Prix Association of Long Beach, Inc. (NASDAQ: GPLB; herein "Grand Prix") jointly announced today that they have entered into an Agreement and Plan of Merger pursuant to which Grand Prix will become a wholly-owned subsidiary of Dover.

After the merger, the combined companies will be positioned to offer a broad spectrum of motorsports events in geographically diversified markets. On the East Coast, Dover Downs International Speedway (DE) annually presents two NASCAR Winston Cup Series races, two NASCAR Busch Grand National Series races and an Indy Racing League event. Centrally located in mid-USA are Nashville Speedway, USA which presents one NASCAR Busch Grand National Series race, one NASCAR Craftsman Truck race and the premier NASCAR All-Pro Series race; Memphis Motorsports Park which hosts a NASCAR Craftsman Truck race and a NHRA National Championship event; and Gateway International Raceway in St. Louis which conducts one NASCAR Busch Grand National Series race, one NASCAR Craftsman Truck race, one CART Indy car race and one NHRA national championship race. On the West Coast, Grand Prix of Long Beach (CA) presents the nation's largest CART race for the FedEx Championship. The combined companies' 15 major events and numerous other races will impact 31 of the top 50 U.S. advertising markets whose populations total more than 100 million people.
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"It will be difficult to find a more diversified motorsports company," said
Denis McGlynn, President & Chief Executive Officer of Dover Downs Entertainment, Inc. "We will offer every major form of motorsports available in the U.S. and will have a significant presence in major markets on both coasts as well as in the central regions of our country. We expect this merger will create excellent value for our shareholders."

Grand Prix Chairman and CEO, Christopher R. Pook said, "We are delighted to become a significant part of the great Dover Downs Entertainment group. This merger will allow us to have the resources necessary to realize efficiently the full value of Gateway International Raceway in St. Louis and Memphis Motorsports Park in Tennessee. It will also diversify our operations and should provide tremendous value to our shareholders. It is one of the most exciting events in the twenty-four year history of the Grand Prix Association of Long Beach, Inc. and a true win/win for both organizations, as well as the host cities of Long Beach, St. Louis, Memphis, Dover and Nashville, all of whom should expect to enjoy increased economic impacts as a result of all the activities being operated by the newly combined companies."

The merger is structured as a tax-free exchange and contemplates that each shareholder of Grand Prix will receive .63 shares of common stock of Dover for each share of common stock of Grand Prix owned by such shareholder, subject to certain adjustments if the fifteen day average price of common stock of Dover prior to closing is greater than $32.00 or less than $21.00 per share, provided that the exchange ratio shall not be greater than .6963 nor less than .5929. Christopher Pook will remain Chairman and Chief Executive Officer of Grand Prix and join Dover's Board of Directors.

Certain shareholders of Grand Prix, representing approximately 38 percent of the outstanding common stock of Grand Prix on a fully diluted basis, have entered into support agreements with Dover pursuant to which they have granted to Dover a proxy to vote their shares in favor of the merger and an option to Dover to purchase their shares upon the happening of certain events. Combined with 680,000 shares of common stock of Grand Prix under agreement to be purchased by Dover later today from two non-management shareholders, over 50% of the outstanding common stock of Grand Prix on a fully diluted basis is committed to consummating the merger. Certain holders of the capital stock of Dover, representing more than a majority of its voting rights, have similarly agreed to vote their shares in favor of the merger.

The merger is expected to close in June, 1998 and is subject to approval of the shareholders of both Dover and Grand Prix, expiration of the Hart-Scott-Rodino waiting period and certain other customary conditions.

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties, such as completion of the merger and successful integration of the two companies, which could cause results to vary materially. Please refer to the companies' respective SEC filings for a discussion of other factors.

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Dover Downs Entertainment, Inc. owns and operates a multi-purpose entertainment complex conducting NASCAR and Indy Racing League auto racing, harness horse racing, pari-mutuel wagering on simulcast harness and thoroughbred horse races and video lottery (slot) machine operations in Dover, Delaware. The Company also owns and operates Nashville Speedway, USA located at the Tennessee State Fairgrounds in Nashville.

Grand Prix Association of Long Beach is the owner and operator of the Toyota Grand Prix of Long Beach, the annual Indy car race run on the streets of Long Beach since 1975. In addition, the company owns and operates Gateway International Raceway in St. Louis and Memphis Motorsports Park.